Director Agreement

THIS AGREEMENT is made effective as of April 2, 2007.

BETWEEN

LEXINGTON ENERGY SERVICES INC.

1209-207 W. Hastings

Vancouver, BC V6B 1H7

Canada

(the "Company")

AND

ELSTON JOHNSTON

4655 Moncton Street

Richmond, BC V7E 3A8

Canada

(the “Director”)

IT IS AGREED as follows:

1

Term of Appointment

1.1

The Board of Directors of the Company hereby appoints the Director to serve as a Director on the Company's Board of Directors (the "Board").

1.2

The appointment of the Director is subject to the provisions of the Articles and Bylaws of the Company (the "Articles") regarding appointment, compensation, indemnification, disqualification and removal of directors and will terminate forthwith without any entitlement to additional compensation if:

(a)

the Director is not re-elected at the Annual General Meeting of the Company at which the Director offers himself for re-election in accordance with the Articles; or

(b)

the Director is required to vacate office for any reason pursuant to any of the provisions of the Articles; or

(c)

the Director is removed as a director or otherwise required to vacate office under any applicable law.

1.3

It is anticipated that the Director's appointment as Director will commence on April 2, 2007 and will initially be until the next Annual General Meeting of the Company and will continue thereafter if he is re-elected.

1.4

The Director may resign at any time by delivering a written resignation letter to the Company or any member of the Board.

2

Duties

2.1

The Director shall devote such time as is necessary for the proper performance of his duties, which is likely to include attendance by telephone at weekly board meetings, usually less than 20 minutes in duration, and attendance at the Company's Annual General Meeting.

2.2

If the Director is appointed to sit on any of the Committees of the Board, including but not limited to the Audit, Remuneration or Nomination Committees, the Director shall be compensated at a rate of $100 per meeting attended.

2.3

If the Director is required to spend substantially longer in carrying out his duties than the time commitment set out in clause 2.1, the Company may at its sole and absolute discretion make additional payments to reflect this.

2.4

During his appointment, the Director shall:

(a)

use his reasonable endeavors, through the application of his particular knowledge, skill and experience, to promote and extend the interests of the Company, including assisting other members of the Board in relation to public and corporate affairs and promotion of the success of the Company;

(b)

provide the Company with an up to date summary of his business experience, including his principal occupations for the past five years, and a list of all directorships in other public companies;

(b)

promptly declare, so far as the Director is aware, the nature of any interest, whether direct or indirect, in any contract or proposed contract entered into by any member of the Company; and

(c)

comply with any insider trading policies that the Company adopts.

3

Compensation

3.1

The Company shall issue to the Director, and the Director agrees to accept, as full and complete consideration for one (1) year of Director’s service hereunder, 325,000 restricted shares in the common stock of the Company.  The issuance of shares to the Director hereunder shall be subject to the terms of the subscription agreement between Company and the Director dated concurrently herewith.

4

Expenses and Indemnification

4.1

The Company shall reimburse the Director all expenses reasonably incurred by the Director in the proper performance of his obligations pursuant to this Agreement.

4.2

The Director's expenses may include professional fees if it is necessary in the furtherance of the Director's duties to seek independent professional advice.

4.3

To the fullest extent permitted by the Company's Articles and the applicable law, the Company agrees to defend and indemnify the Director and hold him harmless against any liability that he incurs within the scope of his service as a director of the Company.

5

Non-solicitation

5.1

The Director also agrees that:

(a)

during the term of this Agreement he will not hire or take away or cause to be hired or taken away any employee or consultant of the Company; and

(b)

for a period of 12 months following the termination of this Agreement, the Director will not hire or take away or cause to be hired or taken away any employee who was in the employ of the Company during the 12 months preceding such termination.

6

Confidential Information

6.1

The Director acknowledges that as a member of the Board, he will acquire information about certain matters and things which are confidential to the Company, and which information is the exclusive property of the Company, including:

(a)

trade secrets; and

(b)

confidential information concerning the business operations or financing of the Company.

6.2

The Director acknowledges that the information referred to in clause 6.1 could be used to the detriment of the Company. Accordingly, the Director undertakes not to disclose same to any third party either during the term of this Agreement (except as may be necessary in the proper provision of the Director’s services under this Agreement), or after the termination of this Agreement, except with the written permission of a member of the Board.

7

Termination

7.1

Either the Company or the Director may terminate this Agreement at any time, for any reason, provided that 30 days’ notice has been delivered by the party terminating the Agreement, to the other.

8

Company’s Property

8.1

The Director acknowledges that all items of any nature or kind created or used by the Director pursuant to this Agreement, or furnished by the Company to the Director, and all equipment, automobiles, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials, shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly at the request of the Company, or in the absence of a request, upon termination of this Agreement.  The Director hereby assigns to the Company all right and title in and to any works of intellectual property or other results or proceeds created by the Director (whether individually or in concert with any person (s)) in his capacity as director of the Company or otherwise created for the benefit of the Company, and the Director hereby waives in favour of the Company any and all moral rights of authors or similar rights which the Director may have in relation to the property and results and proceeds.

9

Notices

9.1

Any notice required or permitted to be given to the Director shall be sufficiently given if delivered to the Director personally or if mailed by registered mail to the Director’s address last known to the Company, or if delivered to the Director via facsimile.

9.2

Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the Company’s head office at its address last known to the Director, or if delivered to the Company via facsimile.

10

Currency

10.1

All amounts in this Agreement are in United States Dollars, unless indicated otherwise.

11

Severability

11.1

In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

12

Modification of Agreement

12.1

Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

IN WITNESS WHEREOF the parties have read and understood this agreement and agree to the terms and conditions herein.

LEXINGTON ENERGY SERVICES INC.

DIRECTOR
by its authorized signatory

/s/ Larry Kristof
Larry Kristof, Chief Executive Officer, Director
/s/ Elston Johston
Elston Johnston